Exhibit 99.1

Pernix Therapeutics Appoints New Board Member

MORRISTOWN, N.J., November 22, 2016 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX), a specialty pharmaceutical company with a focus on Pain and CNS conditions, today announced the appointment of Gabriel Leung to its Board of Directors, effective immediately. The Board also determined that Mr. Leung is an independent director and appointed him as chairperson of the Nominating Committee and as a member of the Audit and Compensation Committees.

"I'm very pleased to welcome Mr. Leung to the Board," said John Sedor, Chairman and Chief Executive Officer. "His strong background in pharmaceutical business and strategy, industry relationships and established track record of helping to increase shareholder value will be invaluable to Pernix and its shareholders."

Mr. Leung is currently Vice Chairman and Board member of NovoCure Limited, a publically listed commercial-stage oncology company developing a novel, proprietary therapy called TTFields for the treatment of solid tumor cancers. He was most recently Executive Vice President of OSI Pharmaceuticals, Inc. and President of OSI's Oncology and Diabetes Business, from 2003 to 2010, prior to its acquisition by Astellas Pharma Inc. Mr. Leung was responsible for the launch of erlotinib (Tarceva) at OSI. Prior to his tenure at OSI, from 1999 to 2003, Mr. Leung served as Group Vice President of the global prescription business at Pharmacia Corporation, a global pharmaceutical and healthcare company, leading Pharmacia's global oncology franchise in over 80 countries. From 1991 to 1999, Mr. Leung was an executive at Bristol-Myers Squibb Company, a global pharmaceutical and healthcare company, where he was responsible for the growth of Taxol and Paraplatin. In addition, Mr. Leung served as a director for Albany Molecular Research Inc. (AMRI), a global contract research and manufacturing company, from 2010 to 2016 and as a director of Delcath Systems, Inc. from 2011 to 2014, a specialty pharmaceutical and medical device company.

Mr. Leung earned his B.S. in Pharmacy with high honors at the University of Texas at Austin. Mr. Leung attended graduate school at the University of Wisconsin-Madison, where he earned his M.S. in Pharmacy, with a concentration in pharmaceutical marketing.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and pain management, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its integrated Pernix sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

CONTACT
 Investor Relations
Matthew P. Duffy, 212-915-0685
LifeSci Advisors, LLC
matthew@lifesciadvisors.com